EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Completes Offer to Exchange Notes to Strengthen Capital Position

LANSING, Mich., and PHOENIX, Ariz.: April 6, 2010:  Capitol Bancorp Limited (NYSE: CBC) announced today that it has completed its offer to exchange its common stock for the Company’s Series A 9% Promissory Notes due 2013. The Exchange Offer expired at 11:59 p.m., Lansing, Michigan time, on March 31, 2010, and the Company accepted for exchange all Notes that were validly tendered and not withdrawn in the Exchange Offer.

The Exchange Offer will result in the retirement of $4.58 million principal amount of Notes and the issuance of approximately 1.4 million shares of the Company’s common stock.  The settlement of the Exchange Offer occurred on April 5, 2010.

The shares of common stock delivered upon settlement of the Exchange Offer were offered and will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended provided by Section 3(a)(9).

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.1 billion national community banking company with a network of separately chartered banks in 17 states. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.